As filed with the Securities and Exchange Commission on November 12, 2019

Registration No. 333-219336
Registration No. 333-226391

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219336
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226391
UNDER
THE SECURITIES ACT OF 1933

Dova Pharmaceuticals, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	81-3858961
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

240 Leigh Farm Road, Suite 245
Durham, NC 27707

(Address of principal executive offices) (Zip code)

2017 Equity Incentive Plan
Amended and Restated 2017 Equity Incentive Plan

(Full title of the plan)

Marc Banjak
General Counsel
Dova Pharmaceuticals, Inc.
240 Leigh Farm Road
Suite 245
Durham, NC 27707
(919) 748-5975

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	⌧
Non-accelerated filer	☐	Smaller reporting company	⌧
		Emerging growth company	⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ⌧

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Dova Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), deregister any and all of the Registrant’s common stock par value $0.001 per share (the “Common Stock”), remaining unsold or otherwise unissued and any other securities issuable by the Registrant under the following Registration Statements on Form S-8 (each a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

●
Registration Statement on Form S-8 (No. 333-219336), pertaining to the registration of 6,010,991 shares of Common Stock under the Registrant’s 2017 Equity Incentive Plan and the Registrant’s Amended and Restated 2017 Equity Incentive Plan, which was filed with the Commission on July 18, 2017.

●
Registration Statement on Form S-8 (No. 333-226391), pertaining to the registration of 1,027,170 shares of Common Stock under the Registrant’s Amended and Restated 2017 Equity Incentive Plan, which was filed with the Commission on July 27, 2018.

Effective November 12, 2019, pursuant to an Agreement and Plan of Merger by and among the Registrant, Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (“Sobi”), and Dragonfly Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sobi (“Purchaser”), dated as of September 30, 2019 (the “Merger Agreement”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Sobi.

The Merger became effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware on November 12, 2019. As a result of the consummation of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold or otherwise unissued at the termination of such offerings, the Registrant hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the effective time of the Merger.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 3, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on November 12, 2019. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.

Dova Pharmaceuticals, Inc.

By:	/s/ Marc Banjak
	Name:	Marc Banjak
	Title:	General Counsel